Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form F-4 of our report dated February 24, 2023, relating to the financial statements of GoGreen Investments Corporation (the “Company”), which appears in this Registration Statement. We also consent to the use of our name as it appears under the caption "Experts" in this Registration Statement. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company’s ability to continue as a going concern.

/s/ CITRIN COOPERMAN & COMPANY, LLP

New York, New York

April 17, 2023